SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                                3Com Corporation
            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)

                                3Com Corporation
  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) or Schedule 14A

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

- ----------------------------------------------------------------------------

(2)  Aggregate number of securities to which transactions applies:

- ----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

- ----------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

- ----------------------------------------------------------------------------

(5)  Total fee paid:

- ----------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

- ----------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

- ----------------------------------------------------------------------------

(3)  Filing party:

- ----------------------------------------------------------------------------

(4)  Date filed:

- ----------------------------------------------------------------------------

                                3Com Corporation

                               5400 Bayfront Plaza
                       Santa Clara, California 95052-8145

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To
                           Be Held September 26, 1996


To The Shareholders:

                  Please take notice that the Annual Meeting of the Shareholders of 3Com Corporation, a California corporation (the "Company"), will be held on Thursday, September 26, 1996, at 10:30 a.m. at the Company's facility at 5400 Bayfront Plaza, Building 200, Santa Clara, California for the following purposes:

                  1. To elect four (4) Class II directors to hold office for a two-year term.

                  2. To approve an amendment to the Company's Articles of Incorporation establishing a par value of $.01 per share for the Company's Common Stock.

                  3. To approve an amendment of the 1983 Stock Option Plan limiting to 1,000,000 the number of shares for which options may be granted to any employee in any fiscal year.

                  4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending May 31, 1997.

                  5. To transact such other business as may properly come before the meeting.

                  Shareholders of record at the close of business on July 31, 1996 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

                                            By Order of the Board of Directors,



                                            Mark D. Michael
                                            Secretary


August 20, 1996
Santa Clara, California

- --------------------------------------------------------------------------------

         IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying post-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

- --------------------------------------------------------------------------------


                                3Com Corporation

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD SEPTEMBER 26, 1996


              -----------------------------------------------------


                                      TABLE OF CONTENTS                                Page

GENERAL INFORMATION .................................................................    1

ELECTION OF DIRECTORS ...............................................................    3

EXECUTIVE COMPENSATION AND OTHER MATTERS ............................................    7
         Executive Compensation .....................................................    7
         Employment and Change of Control Arrangements ..............................    9
         Compensation of Directors ..................................................    9
         Compensation Committee Interlocks and Insider Participation ................   10
         Section 16(a) Beneficial Ownership Reporting Compliance of the Securities
          Exchange Act of 1934 ......................................................   10
         Changes to Benefit Plans ...................................................   10

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION ......................   12
         Summary of Compensation Policies for Executive Officers ....................   12

COMPARISON OF SHAREHOLDER RETURN ....................................................   15

APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION TO ESTABLISH A PAR
VALUE FOR THE COMPANY'S COMMON STOCK ................................................   16
         Vote Required and Board of Directors' Recommendation .......................   16

APPROVAL OF AMENDMENT OF 1983 STOCK OPTION PLAN .....................................   16
         Summary of the Provisions of the 1983 Option Plan ..........................   16
         Summary of United States Federal Income Tax Consequences of the 1983
          Option Plan ...............................................................   18
         Vote Required and Board of Directors' Recommendation .......................   19

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS .......................   20

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING ........................   20

TRANSACTION OF OTHER BUSINESS .......................................................   20

                                3Com Corporation
                               5400 Bayfront Plaza
                       Santa Clara, California 95052-8145

                                 PROXY STATEMENT

         The accompanying proxy is solicited by the Board of Directors of 3Com Corporation, a California corporation (the "Company" or "3Com"), for use at the Annual Meeting of Shareholders to be held on Thursday, September 26, 1996, at 10:30 a.m. local time or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The meeting will be held at the Company's facility at 5400 Bayfront Plaza, Building 200, Santa Clara, California. The Company's telephone number is (408) 764-5000. The date of this Proxy Statement is August 20, 1996, the approximate date on which this Proxy
Statement and the accompanying form of proxy were first sent or given to shareholders.

                               GENERAL INFORMATION

         Annual Report. An annual report for the fiscal year ended May 31, 1996 is enclosed with this Proxy Statement.

         Voting Securities. Only shareholders of record as of the close of business on July 31, 1996 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 169,570,302 shares of Common Stock of the Company issued and outstanding. Shareholders may vote in person or by proxy.

         Each holder of shares of Common Stock is entitled to one (1) vote on the proposals presented in this Proxy Statement for each share of stock held. The Company's By-Laws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting shareholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. The Company has also retained Corporate Investor Communications, Inc. to assist in obtaining proxies for the Annual Meeting from brokers, nominees of shareholders and institutional investors. The estimated fee for such services, which is not contingent upon the outcome of the voting, is $6,000, plus out-of-pocket expenses.

         Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted for all nominees and in favor of the proposals. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

         Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of July 31, 1996, with respect to the beneficial ownership of the Company's Common Stock by (i) each director and director-nominee of the Company, (ii) the Chief Executive Officer, the four other most highly compensated executive officers of the Company as of May 31, 1996, and an individual who served as an executive officer during a portion of the most recent fiscal year but was no longer an executive officer as of May 31, 1996, and (iii) all executive officers and directors of the Company as a group.


                                                                                                    Percent of
                                                             Amount and Nature of                  Common Stock
                        Name                               Beneficial Ownership (1)                Outstanding
 --------------------------------------------------       ---------------------------      ---------------------------


James L. Barksdale                                                       90,000                              *

Gordon A. Campbell                                                       24,000                              *

David W. Dorman                                                          40,000                              *

Jean-Louis Gassee                                                        90,000                              *

Stephen C. Johnson                                                      231,300                              *

Philip C. Kantz                                                         150,004                              *

William F. Zuendt                                                       330,000                              *

Eric A. Benhamou                                                      1,552,104                              *

Robert J. Finocchio, Jr.                                                552,449                              *

Ralph B. Godfrey(2)                                                      78,872                              *

William G. Marr                                                          79,375                              *

Christopher B. Paisley                                                  725,721                              *

Douglas L. Spreng                                                       509,587                              *

All directors and executive officers as a                             5,300,186                             3.1%
group (18 persons)


- -----------------------------------------------------
*Less than 1%.

(1) To the Company's knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

         Includes shares of the Company's Common Stock issuable pursuant to options exercisable within 60 days of July 31, 1996, including options to acquire 90,000 shares of the Company's Common Stock held by Mr. Barksdale, options to acquire 24,000 shares held by Mr. Campbell, options to acquire 40,000 shares held by Mr. Dorman, options to acquire 90,000 shares held by Mr. Gassee, options to acquire 216,000 shares held by Mr. Johnson, options to acquire 140,948 shares held by Mr. Kantz, options to acquire 166,000 shares held by Mr. Zuendt, options to acquire 1,132,548 shares held by Mr. Benhamou, options to acquire 487,032 shares held by Mr. Finocchio, options to acquire 55,094 shares held by Mr. Godfrey, options to acquire 69,375 shares held by Mr. Marr and 10,000 restricted shares subject to vesting held by Mr. Marr, options to acquire 495,360 shares held by Mr. Spreng, options to acquire 650,720 shares held by Mr. Paisley, and options to acquire an aggregate of 4,472,416 shares of the Company's Common Stock and 16,000 restricted shares of Common Stock subject to vesting held by directors and executive officers of the Company as a group.

(2) Mr. Godfrey ceased to be an executive officer as of July 1, 1995, but remained an employee of the Company thereafter.


         The following table sets forth certain information, as of July 31, 1996, with respect to the beneficial ownership of the Company's Common Stock by all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company.


                                                        Amount and Nature of                     Percent of
Name and Address                                      Beneficial Ownership (1)            Common Stock Outstanding
- -------------------------------                    ------------------------------     --------------------------------

Twentieth Century Companies, Inc.                            12,500,000                             7.4%
4500 Main Street
P.O. Box 418210
Kansas City, MO 64141-9210


- -----------------------------------------------------

(1) To the Company's knowledge, the entity named in the table and a wholly-owned subsidiary have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.

         This information is based upon a review of Schedule 13G filings made with the SEC during 1996.

                              ELECTION OF DIRECTORS

         The number of directors authorized by the Company's By-Laws is a range of from 6 to 11, with the exact number to be fixed by the Board. The exact number is currently fixed at 8. The Company's By-Laws provide that the directors shall be divided into two classes, as nearly equal in number as possible, with the classes of directors serving for staggered two-year terms. The four Class II directors to be elected at the 1996 Annual Meeting are to be elected to hold office until the 1998 annual meeting and until their successors have been elected and qualified.

         The nominees for election at the Annual Meeting of Shareholders to Class II of the Board of Directors are Mr. Barksdale, Mr. Benhamou, Mr. Campbell and Mr. Kantz. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as Management may designate.

         If a quorum is present and voting at the Annual Meeting, the four nominees for Class II directors receiving the highest number of votes will be elected as Class II directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes" will be counted as present for purposes of determining if a quorum is present.

         The following table sets forth the name and age of each nominee and each director of the Company whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years and the period during which each has served as a director of the Company.


Nominees for Election as Class II Directors for a Term Expiring in 1998

                                                   Principal Occupation                                         Director
          Name                                    During Past Five Years                             Age         Since
- ----------------------      -----------------------------------------------------------------     ------      ----------
James L. Barksdale          Mr. Barksdale has been the President, CEO and a director                 53           1987
                            of Netscape Communications Corporation since January
                            1995.  Previously, Mr. Barksdale had been President and
                            Chief Executive Officer of AT&T Wireless Services since
                            September 1994.  Prior to September 1994, Mr. Barksdale
                            had been employed as the President and Chief Operating
                            Officer of McCaw Cellular Communications, Inc. since
                            January 1992 and by Federal Express Corporation since
                            1979.  Mr. Barksdale served as a director of Bridge
                            Communications, Inc. from April 1986 until that company
                            combined with the Company in 1987.  Mr. Barksdale also
                            serves as a director of Harrahs Entertainment
                            Corporation, @ Home Corporation and Robert Mondavi
                            Corporation.

Eric A. Benhamou            Mr. Benhamou has been President and Chief Executive                      40           1990
                            Officer of the Company since April 1990 and September
                            1990, respectively.  Mr. Benhamou became Chairman of
                            the Board of Directors of the Company in July 1994.  Mr.
                            Benhamou served as the Company's Chief Operating
                            Officer from April 1990 to September 1990.  From October
                            1987 through April 1990, Mr. Benhamou held various
                            general management positions within the Company.
                            Prior to that, Mr. Benhamou was one of the founders of
                            Bridge Communications, Inc. in September 1981, and held
                            various executive positions in that company in the fields
                            of engineering and product development, most recently as
                            Vice President Engineering, until that company combined
                            with the Company in September 1987.  Mr. Benhamou
                            serves as a director of Cypress Semiconductor, Inc.,
                            Legato Systems, Inc. and Smart Valley, Inc.

Gordon A. Campbell          Mr. Campbell is the founder and since 1993 has been                       52           1990
                            President and Chairman of the Board of Techfarm, Inc., a
                            company formed to launch technology based start-up
                            companies.  Mr. Campbell was the founder of Chips and
                            Technologies, Inc. ("Chips"), a company that designs and
                            distributes very large scale integrated circuit products,
                            and served as a director of Chips from December
                            1984 and as Chairman of the Board of Chips until
                            November 1995.  Mr. Campbell also served as the
                            President and Chief Executive Officer of Chips from
                            January 1985 to July 1993.  Mr. Campbell was also a
                            founder of Seeq Technology, Inc. and, from January 1981
                            to October 1984, he served as that company's President
                            and Chief Executive Officer.  Mr. Campbell also serves as
                            a director of Bell Microproducts, Inc., Reply Corporation
                            and Scotts Valley Instruments, Inc. and as Chairman of
                            the Board of Exponential Technology, Inc., 3D/fx
                            Interactive Inc., Absolute Time Corporation, and
                            Resonate, Inc.

                                        4


Philip C. Kantz             Mr. Kantz has served as President, Chief Operating                       52           1992
                            Officer and a director of Trans Ocean Ltd., a privately
                            held transportation equipment leasing company, since
                            October 1995.  He also has served as President and Chief
                            Executive Officer of The Sandros Enterprise, a privately
                            held business and management consulting firm, since
                            February 1995.  Previously, he was President, Chief
                            Executive Officer and a director of Transcisco Industries,
                            Inc., an industrial service company, from February 1994 to
                            January 1995.  From October 1992 through September
                            1993, Mr. Kantz served as President and Chief Executive
                            Officer of Genetrix, Inc., a biotechnology services
                            company.  Mr. Kantz was President and Chief Executive
                            Officer of Itel Containers International Corporation from
                            1988 through 1991.  Previously, Mr. Kantz was President
                            of the Transportation and Industrial Funding Corporation
                            and Senior Vice President and General Manager of GE
                            Capital from 1986 to 1988.  Mr. Kantz also serves as a
                            director of Falcon Building Products, Inc., Genetrix, Inc.,
                            ParcPlace-Digitalk, Inc., Search Systems Corporation, and
                            Mine Reclamation Corporation.




Incumbent Class I Directors serving for a Term expiring in 1997


                                                    Principal Occupation                                        Director
           Name                                    During Past Five Years                            Age          Since
- -----------------------      ----------------------------------------------------------------     ------      -----------
David W. Dorman              Mr. Dorman has been President and Chief Executive                       42           1995
                             Officer of Pacific Bell Corporation since July 1994 and
                             Chairman of the Board of that  company  since March
                             1996.  Prior to  that,  he was  associated  with US
                             Sprint Corporation for 13 years,  during which time
                             he held several management positions, most recently
                             as President of Sprint Business  Services from 1993
                             to 1994.

Jean-Louis Gassee            Mr. Gassee is the Chairman of the Board and Chief                       52           1993
                             Executive Officer of Be Incorporated, a personal
                             computing technology company in the development
                             stage, which he founded in October 1990.  Previously,
                             Mr. Gassee held several management positions with
                             Apple Computer, Inc. ("Apple") for 10 years, most
                             recently as the President of Apple Products, the research
                             and development and manufacturing division of Apple.
                             Prior to joining Apple, Mr. Gassee was President and
                             General Manager of the French subsidiary of Exxon
                             Corporation, held several management positions with Data
                             General Corporation, and spent six years at Hewlett-
                             Packard Company.  Mr. Gassee is also a director of
                             Electronics For Imaging, Inc. and LaserMaster
                             Technologies, Inc.


                                        5



Stephen C. Johnson           Mr. Johnson was a founder and has been President and                    54           1989
                             Chief Executive Officer of Komag, Incorporated, a
                             manufacturer of Winchester disk media, since 1983.  Mr.
                             Johnson served as a director of the Company from June
                             1982 to September 1987; he stepped down from the
                             board when the Company combined with Bridge
                             Communications, Inc. and returned to the board in 1989.
                             Mr. Johnson also serves as a director of Komag,
                             Incorporated and Uniphase Corporation.

William F. Zuendt            Mr. Zuendt is President and Chief Operating Officer of                  49            1988
                             Wells Fargo & Company, a bank holding company, and
                             of Wells Fargo Bank.  He joined Wells Fargo in 1973.
                             Mr. Zuendt is also a director of Wells Fargo & Company
                             and a trustee of Golden Gate University.

         During the fiscal year ended May 31, 1996, the Board held eight (8) meetings. The Board has an Audit Committee and a Compensation Committee. The Board does not have a standing Nominating Committee.

         During the fiscal year ended May 31, 1996, the Company's Audit Committee met four (4) times. Its current members are Stephen C. Johnson and William F. Zuendt. The Audit Committee makes recommendations to the Board regarding engagement of the Company's independent public accountants, approves services rendered by such accountants, reviews the activities and recommendations of the Company's internal audit department, and reviews and evaluates the Company's accounting systems, financial controls and financial personnel.

         During the fiscal year ended May 31, 1996, the Compensation Committee met four (4) times. Its current members are Gordon A. Campbell and Philip C. Kantz. Eric A. Benhamou serves as an ex officio member of the Compensation Committee. The Compensation Committee reviews salaries and other compensation arrangements for officers and other key employees of the Company, reviews the administration of the Company's stock option and stock purchase plans, and advises the Board on general aspects of the Company's compensation and benefit policies. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" and "EXECUTIVE COMPENSATION AND OTHER MATTERS - Compensation Committee Interlocks and Insider Participation."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

         The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of May 31, 1996, and an individual who served as an executive officer during a portion of the most recent fiscal year but was no longer an executive officer as of May 31, 1996:


                                                SUMMARY COMPENSATION TABLE
                                                                                                   Long Term
                                                       Annual Compensation                       Compensation
                                                       -------------------                          Awards
                                                                                                 ------------
                                                                                                  Securities
             Name and                    Fiscal                                                   Underlying         All Other
        Principal Position                Year             Salary             Bonus(1)             Options(2)     Compensation(3)
        ------------------               ------            ------             --------           ------------     ---------------
Eric A. Benhamou                          1996            $ 589,583           $ 34,684             320,000            1,090
President and Chief                       1995              472,085             49,433             291,200              682
Executive Officer                         1994              451,629             25,372             400,000              572

Robert J. Finocchio, Jr.                  1996              395,000             23,241             192,000              911
Executive Vice President                  1995              338,335             35,423             174,720              587
Network Systems                           1994              318,499             18,599             240,000              629
Operations

Ralph B. Godfrey                          1996              378,932              2,421              96,000            1,599
Vice President Americas(4)                1995              330,778              1,461              87,360              988
                                          1994              324,404                  0              36,000              302

William G. Marr                           1996              367,197             12,908             240,000            1,422
Executive Vice President                  1995                  N/A                N/A                 N/A              N/A
Worldwide Sales                           1994                  N/A                N/A                 N/A              N/A

Douglas C. Spreng                         1996              356,250             20,849             192,000            1,753
Executive Vice President                  1995              311,918             32,674             174,720            1,492
and General Manager                       1994              272,664             15,890             240,000            1,068
Personal Connectivity
Operations

Christopher B. Paisley                    1996              283,333             16,625             144,000              475
Vice President Finance and                1995              263,751             27,614             145,600              436
Chief Financial Officer                   1994              248,342             14,496             200,000              401

- -----------------------------------------------------
(1)      Amount   shown   includes   payments   made   under  the   Company-wide
         profit-sharing plan known as 3Share. Under that plan, the Company distributed approximately three percent (3%), six percent (6%) and six percent (6%) of its income before taxes in fiscal 1996, 1995 and 1994, respectively, after adjustments for certain unusual or non-recurring income or expense items. The distributions were determined and paid at six month intervals to all employees worldwide (other than those who are paid commissions), including executive officers, with the individual payments determined pro rata based on salary level. In fiscal year 1995, amount shown also includes a Company-wide cash bonus in an amount equal to two days salary.

(2) Amounts shown reflect the 2-for-1 stock split (payable in the form of a stock dividend) effected in August 1994 and the 2-for-1 stock split (payable in the form of a stock dividend) effected in August 1995.

(3)      Represents life insurance premiums.

(4) Mr. Godfrey's salary for 1996, 1995 and 1994 includes commission payments in the amount of $147,932, $140,778 and $148,864 respectively. Mr. Godfrey ceased to be an executive officer of the Company as of July 1, 1995, but remained an employee of the Company throughout fiscal year 1996.


         The following table provides information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended May 31, 1996 to the persons named in the Summary Compensation Table:

                                         OPTION GRANTS IN FISCAL YEAR 1996



                                                                                                    Potential Realizable
                                                                                                          Value at
                                                                                                    Assumed Annual Rates
                                              % of Total                                                  of Stock
                              Number of        Options                                             Price Appreciation for
                             Securities        Granted                                                 Option Term(3)
                             Underlying       Employees       Exercise                    ------------------------------------
                               Options        in Fiscal      Price Per     Expiration
          Name               Granted(1)          1996         Share(2)        Date                  5%                10%
- ----------------------      -----------     -----------      --------     ----------      ------------------------------------

Eric A. Benhamou                320,000         5.22%            $35.78     06-01-05      $     7,305,499   $      18,251,183

Robert J. Finocchio,            192,000         3.13%            $35.78     06-01-05            4,383,299          10,950,710
Jr.

Ralph B. Godfrey                 96,000         1.57%            $35.78     06-01-05            2,191,650           5,475,355

William G. Marr                 240,000         3.91%            $32.63     06-05-05            4,924,245          12,479,003

Christopher B.                  144,000         2.35%            $35.78     06-01-05            3,287,474           8,213,032
Paisley

Douglas C. Spreng               192,000         3.13%            $35.78     06-01-05            4,383,299          10,950,710

All Shareholders(4)                 N/A          N/A                N/A        N/A          5,228,239,769      13,249,386,080

- -----------------------------------------------------

(1) All of the above options are subject to the terms of the Company's 1983 Stock Option Plan (the "1983 Option Plan") and are exercisable only as they vest. With the exception of the options granted to Mr. Marr, the options granted to each officer vest and become exercisable in equal annual increments over a four (4) year period provided the optionee continues to be employed by the Company. The options granted to Mr. Marr vest and become exercisable in equal monthly increments over a four (4) year period, provided Mr. Marr continues to be employed by the Company.

(2) All options with the exception of those granted to Mr. Marr, were granted at an exercise price equal to the average of the fair market values of the Company's Common Stock over a period of ten trading days beginning on July 14, 1995 and ending on July 27, 1995. The options granted to Mr. Marr were granted at an exercise price equal to the closing price of the Company's Common Stock on the date he began employment with the Company.

(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. No gain to an optionee is possible without an increase in stock price, which will benefit all shareholders commensurably. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period.

                                        8

(4) Represents potential appreciation in aggregate shareholder value at the assumed annual rates of stock price appreciation over a ten-year period beginning May 31, 1996 based on the number of shares then outstanding, and using as a base value the $49.25 per share closing price of 3Com common stock on that date.

         The following table provides the specified information concerning option exercises during fiscal year 1996 and the exercisable and unexercisable options held as of May 31, 1996, by the persons named in the Summary
Compensation Table:


                                       AGGREGATED OPTION EXERCISES IN FISCAL
                                       YEAR 1996 AND YEAR-END OPTION VALUES


                                Shares                                                               Value of Unexercised
                               Acquired                            Number of Unexercised                 In-the-Money
                                  on            Value               Options at 5/31/96               Options at 5/31/96(1)
            Name               Exercise       Realized       Exercisable     Unexercisable      Exercisable      Unexercisable
- --------------------------   -----------   --------------   -------------   ---------------     --------------  ---------------
Eric A. Benhamou                   280,000     $11,386,041        839,718          848,430       $ 37,496,062     $ 25,827,074

Robert J. Finocchio, Jr.            90,000       3,666,291        315,392          513,000         13,724,616       15,678,562

Ralph B. Godfrey                    68,600       2,689,146          2,951          174,573            131,647        4,221,545

William G. Marr                          0               0         51,875          188,125            862,422        3,127,578

Christopher B. Paisley             100,000       4,041,875        481,470          400,050         21,737,433       12,320,355

Douglas C. Spreng                   30,000       1,384,688        333,680          453,040         14,539,811       12,905,412

- -----------------------------------------------------

(1) Based on a fair market value of $49.25 per share as of May 31, 1996, the closing sale price of the Company's Common Stock on that date as reported by the NASDAQ National Market System.

Employment and Change of Control Arrangements

         Options granted under the 1983 Option Plan contain provisions pursuant to which outstanding options must either become fully vested and immediately exercisable prior to a "transfer of control" transaction or must be assumed in the transaction, and all unexercised options terminate to the extent they are not assumed upon such "transfer of control" as defined under the 1983 Option Plan.

         Options granted under the 3Com Corporation Director Stock Option Plan (the "Director Plan") contain provisions pursuant to which all outstanding options granted under the Director Plan will become fully vested and immediately exercisable upon a merger or acquisition of the Company where the Company is not the survivor or upon the sale of substantially all of the assets of the Company.

Compensation of Directors

         Members of the Board who are not employees of the Company received an annual retainer during fiscal year 1996 as follows: Lead member of the Board $20,000, Audit Committee members $18,000, Compensation Committee members
$18,000, others $15,000; plus reimbursement of travel expenses for travel by members of the Board who reside out of the local area.

         Outside directors receive options to purchase Common Stock pursuant to the Director Plan. The Director Plan provides for the initial automatic grant of an option to purchase shares of the Company's Common Stock to each director of the Company who is not an employee of the Company ("Outside

Director"), with a maximum of 30,000 shares to be subject to each such option (or 36,000 shares for the "lead" director). In addition, each Outside Director is automatically granted an option to purchase shares of the Company's Common Stock upon becoming a member of the Audit or Compensation Committee, with a maximum of 18,000 shares to be subject to each such option. The actual number of shares to be subject to the options granted for Board and committee service are established by the committee administering the Plan. For the fiscal year ended May 31, 1996, the options granted to Outside Directors for service on the Board of Directors were set at 30,000 shares, and 18,000 shares for service on Board committees. All options have a five year term, are immediately exercisable and vest over two years so long as the option holder continues to serve on the Board or the Committee. An additional option to purchase the number of shares of the Company's Common Stock then established by the committee is automatically granted to each Outside Director following the vesting in full of the option previously received.

Compensation Committee Interlocks and Insider Participation

     During fiscal year 1996, Messrs. Campbell and Kantz served as members of the Compensation Committee of the Company's Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% shareholders were complied with during 1996.

Changes to Benefit Plans

         Option Plan. The Company has proposed the approval of an amendment of the Company's 1983 Stock Option Plan to limit to 1,000,000 the number of shares for which options may be granted to any employee in any fiscal year.

         The following table sets forth grants of stock options received during fiscal year 1996 under the 1983 Option Plan to (1) the persons named in the Summary Compensation Table; (2) all current executive officers as a group; (3) all current directors who are not executive officers as a group; and (4) all employees, including all officers who are not executive officers, as a group. Grants under the 1983 Option Plan are made at the discretion of the Board of Directors. Accordingly, future grants under the 1983 Option Plan are not yet determinable.


                                              NEW PLAN BENEFITS TABLE


                                                                                       3Com Corporation
                                                                                    1983 Stock Option Plan
                                                              --------------------------------------------------------------
                                                                           Exercise Price                       Number of
                   Name and Position                              (weighted average per share)(1)                 Shares
- --------------------------------------------------------      --------------------------------------     -------------------
Eric A. Benhamou                                                              $ 35.78                             320,000
President and Chief Executive Officer

Robert J. Finocchio, Jr.                                                        35.78                             192,000
Executive Vice President Network Systems
Operations

Ralph B. Godfrey                                                                35.78                              96,000
Vice President Americas

William G. Marr                                                                 32.63                             240,000
Executive Vice President Worldwide Sales

Christopher B. Paisley                                                          35.78                             144,000
Vice President Finance and Chief Financial
Officer

Douglas C. Spreng                                                               35.78                             192,000
Executive Vice President and General Manager
Personal Connectivity Operations

Executive Group (11 persons)                                                    35.54                           1,826,000

Non-Executive Director Group (7 persons)                                        N/A                                   N/A

Non-Executive Officer Employee Group                                            0(2)                                    0

- -----------------------------------------------------

(1) All options granted to named executive officers with the exception of those granted to Mr. Marr, were granted at an exercise price equal to the average of the fair market values of the Company's Common Stock over a period of ten trading days beginning on July 14, 1995 and ending on July 27, 1995. These grants represent incentive awards based on success in attaining performance objectives established for the prior fiscal year. The options granted to Mr. Marr represent a new-hire option grant and were granted at an exercise price equal to the closing price of the Company's Common Stock on the date he began employment with the Company.

(2) No options were granted to non-executive officer employees in fiscal year 1996 under the 1983 Stock Option Plan; options are instead granted to such employees under the 1994 Stock Option Plan, in which participation is limited to non-executive officer employees. Under the 1994 Stock Option Plan, options for 4,095,128 shares were granted to non-executive officer employees in fiscal year 1996 at an average price of $41.81. All grants had a per share exercise price equal to the fair market value of the Company's common stock on the date of grant. These figures reflect the weighted average of new-hire and other option grants occurring at different times throughout the year.


                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

Summary of Compensation Policies for Executive Officers

         The goals of the Company's compensation program are to: (i) enable the Company to attract, retain and motivate highly-qualified employees and executive officers who contribute to the long-term success of the Company; (ii) align compensation with business objectives and performance; and, (iii) align incentives for executive officers with the interests of shareholders in maximizing shareholder value. The Company emphasizes paying for performance, cost-competitiveness and clarity in the communication of performance objectives. The Company annually reviews its compensation practices by comparing them to surveys of relevant competitors and sets objective compensation parameters based on this review. Compensation policies also reflect the competition for executive talent and the unique challenges and opportunities facing the Company in the global data networking market.

         The Company's compensation program for all employees includes both cash- and equity-based elements. Because equity-based compensation directly links the interests of management with the interests of our shareholders, equity-based compensation is the primary mechanism at the executive officer level for rewarding contribution to the short- and long-term success of the Company. Unlike many of its competitors, the Company does not have an individualized annual cash bonus plan and instead uses a risk-oriented, leveraged, periodic grant of performance-based stock options to reward and motivate performance of the Company's executive officers.

         Cash Compensation

                  Salary. The Company sets a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a broad peer group including companies similar in size and business who compete with the Company in the recruitment and retention of senior personnel. Base pay is targeted at the 60th percentile of market on the basis of external salary data provided to the Company by independent surveys; individual salaries for each executive officer are set relative to this target based on sustained individual performance and contribution to the Company's results. Total compensation, including equity-based compensation, is targeted at the market average for comparable positions.

                  Cash Profit-Sharing. Executive officers are eligible to participate in the Company's profit-sharing plan, known as 3Share. The Company reserves a varying percentage of its pre-tax profit for distribution to employees, based on the view that there should be no payout at low levels of profit and, as the Company achieves higher levels of profit, a larger percentage should be reserved for the employee profit sharing plan. Unusual or non-recurring related income or expenses may be excluded in determining pre-tax profit for purposes of 3Share. In fiscal year 1996, 3Share was designed to yield approximately one month's additional salary to employees when the Company achieves twenty to twenty one percent (20-21%) income before taxes. 3Share did not accrue below thirteen percent (13%) income before taxes. Under this plan the Company in fiscal year 1996 distributed approximately three percent (3%) of its income before taxes at six month intervals to all non-commissioned employees worldwide, including executive officers, with individual payments determined pro rata based on salary level.

         Equity-Based Compensation

                  Options  granted to executive  officers are subject to vesting restrictions that lapse in annual increments to motivate recipients to stay with the Company. Performance options granted by the Company after the end of a fiscal year at the then-current fair market value become valuable and exercisable only if the executive officer continues to serve the Company and the price of the Company's stock subsequently increases. Initial or "new-hire" options are granted to executive officers when they first join the Company. Thereafter, additional options are granted to each executive officer on an annual basis as an equity bonus if specified individual and Company performance goals are achieved ("performance options"). The relevant performance goals and the range of potential option grants are established and communicated at the beginning of each fiscal year. The amount of actual options granted reflect the percentage of the Company's and the officer's objectives that are realized.

                  Based on its policy that equity-based compensation should be the primary method for aligning incentives with performance and shareholder value, the Company annually establishes performance goals and the range of potential option grants for each executive officer. The purpose of using performance options is to focus the efforts of executive officers on predetermined specific goals and objectives that are of critical importance to the Company.

                  The performance options granted to the Company's executive officers in fiscal year 1997 were based upon the Company's success in attaining specific financial and operating objectives established for fiscal year 1996 relating to sales growth rate, growth in the Company's system sales, earnings per share, and network access sales. Likewise, performance options may be granted to the Company's executive officers in fiscal year 1998 based upon their success in attaining specific financial and operating objectives established for fiscal year 1997 in the growth of overall revenue, systems revenue, and earnings per share.

                  Each metric included in the objectives for a year is assigned a weight and a range of minimum, target and maximum results. The target size of the performance options offered to specific executive officers is intended to provide a total compensation opportunity equivalent to positions at the Company's competitors for available executive talent. Upon completion of the fiscal year, the Company computes the total weighted result of the fiscal year performance metrics and multiplies each executive officer's target grant amount by that weighted result to determine the recommended grant amount, if any. The performance options granted to the Company's executive officers in fiscal year 1997 are based upon the Company's success in meeting or exceeding its financial and operational targets for fiscal year 1996 in the areas described above.

                  In designing executive compensation for fiscal year 1997, the Company retained an outside consultant to perform a comprehensive assessment of compensation for its Chief Executive Officer and to extend such methodology to other executive officers. The services rendered by the consultant to the Committee included surveying competitors' practices, assessing the mix of pay relative to competitive practices, evaluating the linkage between pay and performance, and recommending compensation strategies.

                  The Committee has considered the potential impact of Section 162(m) (the "Section") of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, other than compensation that is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Company believes that any options granted under the 1983 Option Plan will meet the requirement of being performance-based under the transition provisions provided in the regulations under the Section, the Committee concluded that the Section should not reduce the tax deductions available to the Company and that no changes to the Company's compensation program were needed in this regard.

         CEO Compensation

                  The Chief Executive Officer's salary and performance stock option grants follow the policies set forth above. Mr. Benhamou's base annual salary for fiscal year 1996 of $589,583 reflects his position, duties and responsibilities. The CEO's salary increase in fiscal year 1996 was based on the Compensation Committee's evaluation of his performance and the Company's performance. In addition, Mr. Benhamou received a small cash bonus, which bonus was paid to all employees. Under the provisions of the Company's profit-sharing plan, Mr. Benhamou was awarded $34,684. In fiscal year 1996, the Company's performance was measured against goals for total revenues, product line revenues, earnings per share and operating income. The performance option for 150,000 shares received by Mr. Benhamou in fiscal year 1997 was granted based on the Company's fiscal year 1996 results and the corresponding computation of weighted results for determination of the option grant amount.


                                         THE COMPENSATION COMMITTEE OF THE BOARD
                                         OF DIRECTORS

                                         Gordon A. Campbell
                                         Philip C. Kantz

                        COMPARISON OF SHAREHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's High Tech Composite Index for the period commencing on May 31, 1991 and ending on May 31, 1996.

         Comparison of Cumulative Total Return From May 31, 1991 through May 31, 1996 (1):

               3Com Corporation, Standard & Poor's 500 Stock Index and the Standard & Poor's High Tech Composite Index


     Comparison of Cumulative Total Return from May, 1991 Through May, 1996




                           [GRAPHIC CHART GOES HERE]


                        DATA POINTS FOR PERFORMANCE GRAPH


                       1991      1992       1993      1994       1995     1996



3Com                   $100      $136       $313      $545      $1484    $2284

S&P 500                $100      $110       $123      $128       $154     $197

S&P High Tech          $100      $101       $116      $130       $188     $249
Composite




- --------

1 Assumes that $100.00 was invested on May 31, 1991 in the Company's Common Stock and each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. On August 16, 1994, the Company effected a 2-for-1 stock split (payable in the form of a stock dividend) on each outstanding share. On August 4, 1995, the Company effected a further 2-for-1 stock split (payable in the form of a stock dividend) on each outstanding share. The Company's cumulative total return for the fiscal years prior to the stock split have been adjusted to take into account the stock splits. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

      APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION TO ESTABLISH A PAR
                      VALUE FOR THE COMPANY'S COMMON STOCK

         The Board is proposing an amendment to the Company's Articles of Incorporation to establish a par value for the Company's Common Stock of $.01 per share. Currently, the Company's Common Stock has no established par value. However, the Board believes that the Company is being subjected to higher franchise taxes in certain states as a result of the fact that the Company's Common Stock currently has no par value. Recent stock splits by the Company have increased the amount of these taxes. The proposed amendment is expected to reduce annual taxes for the Company by nearly $60,000. The Board believes that the establishment of a par value of $.01 per share will reduce franchise taxes owed to these states and is consistent with modern corporate practice.

Vote Required and Board of Directors' Recommendation

         The affirmative vote of a majority of all outstanding shares of Common Stock entitled to vote is required for approval of this proposal. Abstentions and broker non-votes will each have the same effect as a negative vote.

         The Company believes that the proposed amendment to the Articles of Incorporation is in the best interest of the Company and the shareholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO ESTABLISH A PAR VALUE FOR THE COMPANY'S COMMON STOCK OF $.01 PER SHARE.


                 APPROVAL OF AMENDMENT OF 1983 STOCK OPTION PLAN

         The Company's 1983 Stock Option Plan (the "1983 Plan") was adopted by the Board of Directors and approved by the shareholders of the company in 1983. Effective January 1, 1994, the Internal Revenue Code ("the Code") was amended by the adoption of Section 162(m) of the Code to limit the amount of compensation paid to a corporation's chief executive officer and four other most highly compensated officers that the corporation may deduct as an expense for federal income tax purposes. To enable the Company to continue to deduct in full all amounts of ordinary income recognized by its executive officers in connection with options granted under the 1983 Plan, the Board of Directors is proposing to limit to 1,000,000 the maximum number of shares for which options may be granted to any employee in any fiscal year (the "Grant Limit").

         The shareholders are now being asked to approve the amendment of the 1983 Plan to establish the Grant Limit. The Board of Directors believes that the establishment of the Grant Limit may result in favorable income tax consequences for the Company.

Summary of the Provisions of the 1983 Option Plan

         The summary of the 1983 Option Plan included in this Proxy Statement is qualified in its entirety by the specific language of the 1983 Option Plan, as amended. Copies of the 1983 Option Plan are available to any shareholder upon request addressed to Mark D. Michael, Vice President, General Counsel and Secretary, 3Com Corporation, 5400 Bayfront Plaza, Santa Clara, CA 95052-8145.

                  Administration and Share Reserve. As of July 31, 1996, 3,387,619 shares were available to support future option grants under the 1983 Plan. The 1983 Plan is administered by the Board or a committee appointed by the Board. Options granted may be either "incentive stock options," that is, options which meet the requirements of Section 422 of the Code, or "nonqualified stock options," that is, options which do not meet those requirements. Virtually all options granted in recent years and virtually all options currently outstanding under the 1983 Option Plan are nonqualified stock options.

                  Eligibility. All employees of the Company and its present subsidiaries and future parent and/or subsidiary corporations (including officers and directors who are also employees) may be granted options under the 1983 Option Plan. As of July 31, 1996, approximately 5,520 employees were eligible to participate in the 1983 Option Plan. All options must be granted, if at all, not later than July 8, 2002. An employee may not be granted incentive stock options which would permit that employee to acquire stock with a fair market value (determined at the date of grant) in excess of $100,000 in any calendar year by exercising such options when they first become exercisable.

                  Terms of Exercise. Incentive stock options granted under the 1983 Option Plan must have an option price equal to at least 100% of the fair market value of the Common Stock of the Company, as determined by the Board, on the date that the option is granted. Nonqualified stock options granted under the 1983 Option Plan must have an option price equal to at least 85% of the fair market value of the Common Stock of the Company, as determined by the Board, on the date that the option is granted. As of July 31, 1996, the closing sale price for the Company's Common Stock as reported by the NASDAQ National Market System was $39.375. The Board may set the time or times within which each option is exercisable or the event or events upon the occurrence of which all or a portion of each option shall be exercisable and the term of each option (which may not exceed ten years). An option may either be immediately exercisable in its entirety (subject to the Company's right to repurchase any unvested shares acquired upon exercise) or may be exercisable to the extent that shares subject to the option have vested, or may become exercisable as otherwise specified by the Board. Options generally terminate after ten years from the date of grant. Outstanding options must either become fully vested and immediately exercisable prior to a "transfer of control" transaction or must be assumed in the transaction, and all outstanding options which are not exercised or assumed will terminate effective as of the date of a transfer of control of the Company, as defined for purposes of options granted under the 1983 Option Plan.

                  Payment. Options may be exercised by payment of the option price (a) in cash, by check or other cash equivalent, (b) by tender of shares of Common Stock of the Company which (i) have a fair market value equal to the option price and (ii) have been owned by the optionee for more than one year or were not acquired either directly or indirectly from the Company, or (c) by such other consideration, including either promissory notes representing not more than ninety-five percent (95%) of the option price or retained proceeds from an immediate sale of some or all of the shares acquired upon the option's exercise, as the Board may approve at the time the option is granted. The optionee is obligated to make adequate provision for federal and state tax withholding obligations, if any, of the Company relating to the exercise of the option or subsequent events triggering a tax liability for the optionee.

                  Non-Assignment of Options. During the lifetime of the optionee, an option is exercisable only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

                  Vesting. Options generally become exercisable only as they vest, or provide that shares purchased by an optionee upon the exercise of an option, to the extent they are unvested, are subject to repurchase by the Company until they have vested. Most options granted to new employees under the 1983 Option Plan use the following four-year vesting schedule: during the first six months from the date of grant, none of the shares subject to option are vested, one-eighth of the shares vest at the end of the first six months, and the remaining shares vest ratably on a monthly basis over a forty-two month period. Most options granted to employees, other than new employees, vest ratably on a monthly basis over a forty-eight month period. Unless otherwise provided by the Board, any unvested shares of the Company's Common Stock obtained upon exercise of an option may be repurchased by the Company within sixty days upon termination of the optionee's employment for any reason (or exercise of an option by the terminated employee, if later) or upon the attempted transfer of such unvested shares, at the price paid for those shares by the optionee.

                  Termination of Employment. The standard forms of stock option agreement under the 1983 Option Plan generally provide that in the event an optionee ceases to be an employee of the Company for any reason, except death or disability, the optionee may exercise the option (to the extent exercisable on the date of termination of employment) within three months after the date of termination of employment. In the event of termination of employment due to death or disability, an optionee (or his or her legal representative) may exercise the option within twelve months after such date of termination of employment (to the extent exercisable on that date).

                  Amendment or Termination. The Board may terminate or amend the 1983 Option Plan at any time, but, without the approval of the Company's shareholders, the Board may not amend the 1983 Option Plan to increase the number of shares subject to the plan, to change the class of persons eligible to receive options under the plan, to reduce the exercise price at which options may be granted, or to extend the time periods during which options may be granted or exercised.

Summary of United States Federal Income Tax Consequences of the 1983 Option Plan

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the 1983 Option Plan and does not attempt to describe all potential tax consequences. Accordingly, a taxpayer's situation may be such that some variation from the described rules is applicable. Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares acquired upon the exercise of an option.

                  Incentive Stock Options. Options designated as incentive stock options are intended to fall within the provisions of Section 422 of the Code. An optionee recognizes no taxable income as the result of the grant or exercise of an option.

         For optionees who neither dispose of their shares for two years following the date the option was granted nor within one year following exercise of the option, the gain on sale of the shares (which is defined to be the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee is entitled to long-term capital gain treatment upon a sale of the stock, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the option price and the fair market value of the shares on the date of exercise (not to exceed the gain realized on the sale, if the sale is at a loss) will be taxed at ordinary income rates at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee has held the shares more than twelve months. Any ordinary income recognized by the optionee upon the disposition of stock should be deductible by the Company for federal income tax purposes.

         The difference between the option price and the fair market value of the shares on the date of exercise of an incentive stock option may be tax preference income subject to an alternative minimum tax which is to be paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares, and tax credits which may arise with respect to optionees subject to the alternative minimum tax in years beginning on or after January 1, 1987.

                  Nonqualified Stock Options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of an option, the optionee normally recognizes ordinary income in the amount of the difference between the option price and the fair market value of the stock on that date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as a capital gain or loss. A capital gain or loss will be long-term if the optionee has held the shares more than twelve months from the date of recognition of income. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

Vote Required and Board of Directors' Recommendation

         In accordance with the Company's current By-Laws, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will each have the same effect as a negative vote.

         The Company believes that the proposed amendment to the 1983 Option Plan is in the best interest of the Company and the shareholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO LIMIT TO 1,000,000 THE MAXIMUM NUMBER OF SHARES FOR WHICH OPTIONS MAY BE GRANTED TO ANY EMPLOYEE IN ANY FISCAL YEAR.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board has selected Deloitte & Touche LLP as the independent public accountants of the Company for the fiscal year ending May 31, 1997. Deloitte & Touche LLP has acted in such capacity since its appointment for fiscal year 1980. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

         In the event ratification by the shareholders of the appointment of Deloitte & Touche LLP as the Company's independent public accountants is not obtained, the Board will reconsider such appointment.

         In accordance with the Company's current By-Laws, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will each have the same effect as a negative vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 31, 1997.

                      SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

         Proposals of shareholders intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received by the Company at its offices at 5400 Bayfront Plaza, Santa Clara, California 95052-8145, not later than April 22, 1997 and satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                         By Order of the Board of Directors



                                         Mark D. Michael
                                         Secretary

August 20, 1996

                                3COM CORPORATION

                      THIS PROXY IS SOLICITED ON BEHALF OF

                             THE BOARD OF DIRECTORS


         The undersigned hereby appoints Eric A. Benhamou and Mark D. Michael, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of 3Com Corporation, to be held at 5400 Bayfront Plaza, Building 200, Santa Clara, California 95052-8145 on Thursday, September 26 1996 at 10:30 a.m., local time, and at any continuation or adjournment thereof, with all the powers which the undersigned might have if personally present at the meeting.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated August 20, 1996, and a copy of the Company's 1996 Annual Report to Shareholders. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

         WHERE NO CONTRARY CHOICE IS INDICATED BY THE SHAREHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH PROPOSALS, FOR SUCH NOMINEES AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.


                                                                      APPENDIX A
- -------
           Please mark
   X       votes as in this
           example.
- -------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1.  ELECTION OF FOUR CLASS II
    DIRECTORS TO SERVE A TWO-
    YEAR TERM EXPIRING IN 1998


Nominees:                                      2.  To approve an amendment to the         FOR      AGAINST     ABSTAIN
                                                   Company's Articles of
      James L. Barksdale                           Incorporation establishing a par       [  ]       [  ]        [  ]
      Eric A. Benhamou                             value of $.01 per share for the
      Gordon A. Campbell                           Company's Common Stock.
      Philip C. Kantz


                FOR           WITHHELD         3.  To  approve an amendment of the
                                                   1983 Stock  Option Plan limiting       FOR      AGAINST     ABSTAIN
                [  ]           [  ]                the   number  of  shares  for
                                                   which  options may be granted          [  ]       [  ]        [  ]
                                                   to any employee in any fiscal
                                                   year.


                                               4.  To ratify the appointment of           FOR      AGAINST     ABSTAIN
                                                   Deloitte & Touche LLP as
                                                   independent public accountants         [  ]       [  ]        [  ]
                                                   for the fiscal year ending May 31,
[  ]                                               1997.
- -------------------------------------------
    For all nominees except as noted above.
                                               5.  With discretionary authority, upon
                                                   such other matters as may
                                                   properly come before the meeting.





                                                 PLEASE COMPLETE,  DATE AND SIGN THIS PROXY AND RETURN
                                                 PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as your name or
names appear herein.  Corporate or               Signature:                                       Date:
partnership proxies should be signed in full               --------------------------------------       ----------------------
corporate or partnership name by an
authorized person.  Persons signing in a
fiduciary capacity should indicate their         Signature:                                       Date:
full title in such capacity.                               --------------------------------------       ----------------------



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